Exhibit 99.1

Venus Concept Announces First Quarter of 2020 Financial Results

TORONTO, May 14, 2020 (PR Newswire) – Venus Concept Inc. (“Venus Concept” or the “Company”) (NASDAQ: VERO), a global medical aesthetic technology leader, announced financial results for the three months ended March 31, 2020. The Company notes that the financial results provided for the three months ended March 31, 2020 give effect to the merger that closed on November 7, 2019 as described below.

Management Commentary:

“Our first quarter revenue performance was significantly impacted by the global pandemic caused by COVID-19,” said Domenic Serafino, Chief Executive Officer of Venus Concept. “Approximately 30% of our 2019 sales came from the APAC and European regions which were impacted by the pandemic throughout the first quarter. We also saw a pronounced decline in system sales, product sales and service revenues in North America and Latin America beginning in March 2020, primarily as a result of mandated government lockdowns or “shelter-in-place” requirements in these regions. We expect COVID-19 will continue to significantly negatively affect customer demand in the second quarter of fiscal 2020 and into the second half of the year.”

“During this period of unprecedented disruption, we remain focused on supporting our global customers and on protecting the health and safety of our employees. We acted quickly in response to the challenges presented by COVID-19 to implement measures to reduce costs and preserve capital. We expect our restructuring program, combined with previously announced synergies and cost reductions, to result in cost savings of approximately $38 million in 2020 and continuing into 2021. While the near-term outlook has been challenged by this global pandemic, we continue to believe the long-term opportunity remains extremely compelling for us as a leading player in both the global minimally invasive/non-invasive medical aesthetics market and the minimally invasive surgical hair restoration market.”

First Quarter 2020 Financial Summary:

•

Total GAAP revenue for the first quarter of 2020 decreased 41% year-over-year, to $14.5 million, compared to total GAAP revenue of $24.6 million for the first quarter 2019, driven by the negative impact on our business as a result of the global pandemic caused by COVID-19.

•	Total GAAP revenue for the first quarter of 2020 includes $1.9 million of revenue from Venus Concept Inc. (formerly Restoration Robotics, Inc.) for the three months ended March 31, 2020.

•	GAAP operating loss for the first quarter of 2020 of $43.6 million, compared to GAAP operating loss of $1.9 million for the first quarter 2019.

•

GAAP operating loss for the first quarter of 2020 included a non-cash, pre-tax, goodwill impairment charge of $27.5 million, related to the adverse change in market conditions from the COVID-19 pandemic.

•

GAAP net loss attributable to Venus Concept Inc. for the first quarter of 2020 of $50.2 million, compared to GAAP net loss attributable to Venus Concept Inc. of $5.3 million for the first quarter 2019.

•

Net loss attributable to Venus Concept Inc. for the first quarter of 2020 included a non-cash, pre-tax, goodwill impairment charge of $27.5 million, as well as foreign exchange losses of $4.3 million, compared to $0.7 million in the prior year period, related to changes in foreign currencies relative to the U.S. dollar.

•	Adjusted EBITDA loss of $13.7 million, compared to adjusted EBITDA loss of $1.2 million in the first quarter 2019.

•

In response to the challenging business environment in recent months related to COVID-19, the Company implemented a restructuring program from which it expects to realize costs savings of approximately $20.0 million in 2020 and continuing into 2021. The Company had previously identified approximately $18.0 million of synergies and cost reductions, which are expected to be realized over the course of 2020, related to the merger of Venus Concept Ltd. and Restoration Robotics Inc. which closed on November 7, 2019.

•

The Company had $20.6 million and $15.7 million of cash and cash equivalents as of March 31, 2020 and December 31, 2019, respectively, and total debt obligations of approximately $71.5 million and $69.0 million as of March 31, 2020 and December 31, 2019, respectively.

First Quarter 2020 Highlights:

•

On February 14, 2020, the Company announced that it had received CE Mark approval to market Venus Bliss for non-invasive lipolysis of the abdomen and flanks, skin tightening, circumferential reduction and cellulite reduction and a medical device license issued by Health Canada to market NeoGraft 2.0 for hair restoration.

•

On March 3, 2020, the Company announced that it had expanded its executive team with the appointment of Chad A. Zaring to the newly-created role of Chief Commercial Officer, effective February 10, 2020.

•

On March 18, 2020, the Company announced that it entered into a definitive agreement for the sale of shares of its common stock, Series A convertible preferred stock and warrants to purchase common stock in a private placement to a group of investors, including EW Healthcare Partners, HealthQuest Capital and SEDCO Capital. The net proceeds from securities sold in the private placement was $20.3 million.

Venus Concept Inc.

Supplemental Financial Information – Revenue By Geographic Area*

	Three Months Ended
	March 31,		Increase/(Decrease)
(Dollars in millions)	2020	2019	$	%
United States	$5.6	$9.5	$(3.9)	(41)%
International	8.9	15.0	(6.2)	(41)%

Total Revenue	$14.5	$24.6	$(10.1)	(41)%

*	numbers may not foot due to rounding

Venus Concept Inc.

Supplemental Financial Information – Revenue By Type*

	Three Months Ended
	March 31,		Increase/(Decrease)
(Dollars in millions)	2020	2019	$	%
Lease revenue	$6.8	$15.7	$(8.9)	(57)%
System revenue	3.5	6.3	(2.8)	(45)%
Product revenue	1.5	1.3	0.2	14%
Service revenue	2.7	1.2	1.5	125%

Total Revenue	$14.5	$24.6	$(10.1)	(41)%

*	numbers may not foot due to rounding

First Quarter 2020 Financial Results

Total revenue for the first quarter of 2020 decreased $10.1 million, or 41%, to $14.5 million, compared to $24.6 million for the first quarter of 2019. Total products and services revenue for the first quarter of 2020 decreased $1.1 million, or 13%, to $7.7 million, compared to $8.8 million for the first quarter of 2019. Total leases revenue decreased $8.9 million, or 57%, to $6.8 million, compared to $15.7 million for the first quarter of 2019.

The decrease in total revenue, by geography, for the first quarter of 2020 was driven by a decrease of $6.2 million, or 41%, in international revenue and a decrease of $3.9 million, or 41%, in the U.S. revenue, compared to the prior year period. The decrease in revenue in the United States was driven by COVID-19 related lockdown restrictions and shelter-in-place orders imposed by federal and state governments. The decrease in revenue in international markets is largely due to business disruptions caused by restrictions imposed by the Chinese government due to the COVID-19 pandemic in January and February followed by lockdown restrictions and shelter-in-place orders imposed subsequently by federal and local governments in other countries and markets in which we operate. In both the United States and international markets, the business closures and the resultant uncertainty negatively impacted our ability to access and sell into our customary channels. Where accessibility was possible, selling efforts were hampered by target customer concerns over economic uncertainty.

The decrease in total revenue, by product category, for the first quarter of 2020 was attributable to a decrease of $8.9 million, or 57%, in lease revenue, a decrease of $2.8 million, or 45%, in system revenue, offset partially by an increase of $1.5 million, or 125%, in service revenue and an increase of $0.2 million, or 14%, in product revenue. The decrease in lease revenue for the first quarter of 2020 was driven primarily by COVID-19 related disruptions, lockdown restrictions and shelter-in-place orders imposed by federal and local governments. The decrease in system revenue for the first quarter of 2020 was driven by a 48% decrease in revenue from Venus Concept systems, offset partially by the contribution of revenue from the sale of ARTAS® and ARTAS iX® systems, products and services. The increase in service revenue for the first quarter of 2020 was driven by the contribution of service revenue associated with the ARTAS® and ARTAS iX® systems, offset partially by a 7% decrease in Venus Concept service revenue.

Gross profit for the first quarter of 2020 decreased $8.8 million, or 49%, to $9.3 million, compared to $18.1 million for the first quarter of 2019. The decrease in gross profit is primarily due to disruptions due to COVID-19 lockdown restrictions and shelter-in-place orders imposed by federal and local governments in countries and markets we operate. Gross margin was 64.0% of revenue for the first quarter of 2020, compared to 73.5% of revenue for the first quarter of 2019. The decrease in gross profit percentage is primarily related excess manufacturing costs related to the ARTAS® system, as a result of lower than expected production, and inventory fair value adjustments recognized on the business combination with Venus Concept Ltd. expensed through cost of goods sold during the three months ended March 31, 2020.

Operating expenses for the first quarter of 2020 increased $32.9 million, or 165%, to $52.9 million, compared to $19.9 million for the first quarter of 2019. The year-over-year increase in operating expenses was primarily driven by a non-cash, pre-tax, goodwill impairment charge of $27.5 million. Excluding the impairment charge, operating expenses for the first quarter of 2020 increased $5.5 million, or 27%, driven by an increase of $5.8 million, or 70%, in general and administrative expenses and, to a lesser extent, an increase of $0.6 million, or 27%, in research and development expense, offset partially by a decrease of $0.9 million, or 10%, in sales and marketing expenses. The year-over-year increase in general and administrative expenses driven primarily by increased costs related to public company reporting obligations, increased bad debt expense and additional amortization of intangible assets recognized on the business combination with Venus Concept Ltd.

Operating loss for the first quarter of 2020 was $43.6 million, compared to operating loss of $1.9 million for the first quarter of 2019.

Net loss attributable to Venus Concept Inc. stockholders for the first quarter of 2020 was $50.2 million, or $1.68 per share, compared to net loss attributable to Venus Concept Inc. stockholders of $5.3 million, or $1.10 per share, for the first quarter of 2019. Weighted average shares used to compute net loss attributable to Venus Concept Inc. stockholders per share were 29.8 million and 4.8 million for the first quarters of 2020 and 2019, respectively.

Adjusted EBITDA loss for the first quarter of 2020 was $13.7 million, compared to adjusted EBITDA loss of $1.2 million for the first quarter of 2019.

Fiscal Year 2020 Revenue Guidance:

On March 30, 2020, due to the rapidly evolving market conditions and continued uncertainties from the impact of COVID-19, the Company withdrew its previously announced fiscal year 2020 revenue guidance which was issued on January 13, 2020. At this date the Company cannot predict the specific extent or duration of the impact of the COVID-19 outbreak on its financial and operating results for the fiscal year 2020. The Company plans to provide additional information, to the extent practicable, during its second quarter of 2020 earnings call in August.

Conference Call Details:

Management will host a conference call at 5:00 p.m. Eastern Time on May 14, 2020 to discuss the results of the quarter and the year with a question and answer session. Those who would like to participate may dial 877-407-2991 (201-389-0925 for international callers) and provide access code 13702282. A live webcast of the call will also be provided on the investor relations section of the Company’s website at ir.venusconcept.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13702282. The webcast will be archived at ir.venusconcept.com.

Merger of Venus Concept Ltd. and Restoration Robotics Inc.:

On November 7, 2019, the Company (formerly Restoration Robotics, Inc., “Restoration Robotics”) (NASDAQ: HAIR, through November 7, 2019), a global leader in robotic hair restoration, completed its merger with Venus Concept Ltd. effective November 7, 2019.

•

Immediately following the merger, Restoration Robotics changed its corporate name to Venus Concept Inc. (the “Company”) and the business conducted by Venus Concept Ltd. became the primary business of the Company.

•	Immediately following the completion of the merger, the Company effected a 15-for-1 reverse stock split of its common stock.

•	Immediately following the completion of the merger, the Company completed a $28.1 million equity financing by EW Healthcare Partners, HealthQuest Capital, SEDCO Capital and others.

About Venus Concept

Venus Concept is an innovative global medical aesthetic technology leader with a broad product portfolio of minimally invasive and non-invasive medical aesthetic and hair restoration technologies and reach in over 60 countries and 29 direct markets. Venus Concept focuses its product sales strategy on a subscription-based business model in North America and in its well-established direct global markets. Venus Concept’s product portfolio consists of aesthetic device platforms, including Venus Versa, Venus Legacy, Venus Velocity, Venus Fiore, Venus Viva, Venus Freeze Plus, and Venus Bliss. Venus Concept’s hair restoration systems includes NeoGraft®, an automated hair restoration system that facilitates the harvesting of follicles during a FUE process and the ARTAS® and ARTAS iX® Robotic Hair Restoration systems, which harvest follicular units directly from the scalp and create recipient implant sites using proprietary algorithms. Venus Concept has been backed by leading healthcare industry growth equity investors including EW Healthcare Partners (formerly Essex Woodlands), HealthQuest Capital, Longitude Capital Management, and Aperture Venture Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. In some cases, you can identify these statements by words such as such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements include, but are not limited to, statements about the expected synergies and cost savings from our merger with Venus Concept Ltd.; our financial performance; the growth in demand for our systems and other products; and general economic conditions, including the global economic impact of COVID-19, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or developments and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this communication may turn out to be inaccurate. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, those risks and uncertainties described under Part I Item 1A—“Risk Factors” in our most recent Annual Report on Form 10-K, Part II Item 1A—“Risk Factors” in our Form 10-Q for the quarter ended March 31, 2020, and in other documents we may file with the SEC. You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are based on information available to us as of the date of this communication. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

Investor Relations Contact:

Westwicke Partners on behalf of Venus Concept:

Mike Piccinino, CFA

VenusConceptIR@westwicke.com

Venus Concept Inc.

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars, except share and per share data)

	March 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,628	$15,666
Restricted cash	83	83
Accounts receivable, net of allowance of $10,889 and $10,494 as of March 31, 2020, and December 31, 2019	55,020	58,977
Inventories	18,923	18,844
Deferred expenses	30	59
Prepaid expenses	2,552	2,523
Advances to suppliers	243	450
Other current assets	2,986	3,101

Total current assets	100,465	99,703
LONG-TERM ASSETS:
Long-term receivables	27,867	35,656
Deferred tax assets	409	622
Severance pay funds	658	710
Property and equipment, net	4,389	4,648
Intangible assets	21,470	22,338
Goodwill	—	27,450

Total long-term assets	54,793	91,424

TOTAL ASSETS	$155,258	$191,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	$8,212	$7,789
Trade payables	9,208	9,401
Accrued expenses and other current liabilities	15,220	21,120
Taxes payable	1,960	2,172
Unearned interest income	3,672	3,942
Warranty accrual	1,084	1,254
Deferred revenues	1,916	2,495

Total current liabilities	41,272	48,173
LONG-TERM LIABILITIES:
Long-term debt	63,261	61,229
Accrued severance pay	848	827
Deferred tax liabilities	1,085	1,017
Unearned interest income	977	1,681
Warranty accrual	550	723
Other long-term liabilities	691	799

Total long-term liabilities	67,412	66,276

TOTAL LIABILITIES	108,684	114,449

Commitments and Contingencies (Note 8)
STOCKHOLDERS’ EQUITY (Note 1):
Series A convertible preferred stock, $0.0001 par value: 660,000 shares authorized, 660,000 shares and none issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	—	—
Common Stock, $0.0001 par value: 300,000,000 shares authorized as of March 31, 2020 and December 31, 2019; 32,194,285 and 28,686,116 issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	24	24
Additional paid-in capital (Note 2)	170,657	149,840
Accumulated deficit	(125,876)	(75,686)

TOTAL STOCKHOLDERS’ EQUITY	44,805	74,178
Non-controlling interests	1,769	2,500

	46,574	76,678

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$155,258	$191,127

Venus Concept Inc.

Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars, except per share data)

	Three Months Ended March 31
	2020	2019
Revenue
Leases	$6,813	$15,742
Products and services	7,695	8,838

	14,508	24,580
Cost of goods sold
Leases	1,452	3,479
Products and services	3,776	3,036

	5,228	6,515

Gross profit	9,280	18,065

Operating expenses:
Selling and marketing	8,611	9,532
General and administrative	14,176	8,340
Research and development	2,624	2,061
Goodwill impairment	27,450	—

Total operating expenses	52,861	19,933

Loss from operations	(43,581)	(1,868)

Other expenses:
Foreign exchange loss	4,279	697
Finance expenses	2,254	1,654

Loss before income taxes	(50,114)	(4,219)
Income tax expense	589	886

Net loss	(50,703)	(5,105)

Loss attributable to stockholders of the Company	(50,190)	(5,273)
(Loss) income attributable to non-controlling interest	(513)	168

	(50,703)	(5,105)

Net loss per share:
Basic	$(1.68)	$(1.10)

Diluted	$(1.68)	$(1.10)

Weighted-average number of shares used in per share calculation:
Basic	29,812	4,776

Diluted	29,812	4,776

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure defined as net loss income before foreign exchange loss, financial expenses, income tax expense, depreciation and amortization, stock-based compensation and non-recurring items for a given period. Adjusted EBITDA is not a measure of our financial performance under U.S. GAAP and should not be considered an alternative to net income or any other performance measures derived in accordance with U.S. GAAP. Accordingly, you should consider Adjusted EBITDA along with other financial performance measures, including net income, and our financial results presented in accordance with U.S. GAAP. Other companies, including companies in our industry, may calculate Adjusted EBITDA differently or not at all, which reduces its usefulness as a comparative measure. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are: Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and although depreciation and amortization are a non-cash charges, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

We believe that Adjusted EBITDA is a useful measure for analyzing the performance of our core business because it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by changes in foreign exchange rates that impact financial assets and liabilities denominated in currencies other than the U.S. dollar, tax positions (such as the impact on periods or companies of changes in effective tax rates), the age and book depreciation of fixed assets (affecting relative depreciation expense), amortization of intangible assets, stock-based compensation expense (because it is a non-cash expense) and non-recurring items as explained below.

The following reconciliation of net loss to Adjusted EBITDA for the periods presented:

	Three Months Ended March 31
	2020	2019
Reconciliation of net loss to adjusted EBITDA	(in thousands)
Net loss	$(50,703)	$(5,105)
Foreign exchange loss	4,279	697
Finance expenses	2,254	1,654
Income tax expense	589	886
Depreciation and amortization	1,245	325
Stock-based compensation expense	517	375
Goodwill impairment charge	27,450	—
Other adjustments (1)	638	—

Adjusted EBITDA	$(13,731)	$(1,168)

(1)	For the three months ended March 31, 2020, the other adjustments are mainly severance and retention payments.